                                 EXHIBIT 11.1

                     PACKAGED ICE, INC. AND SUBSIDIARIES
                                 COMPUTATION OF
                          EARNING PER COMMON SHARE
                        AND COMMON EQUIVALENTS SHARE


                                                            THREE MONTHS                              NINE MONTHS
                                                         ENDED SEPTEMBER 30,                      ENDED SEPTEMBER 30,
                                                      1997                1996                1997                  1996
                                                    ---------          ---------          -----------            ---------
     Net loss                                       $(270,968)         $ (44,734)         $(1,981,784)           $(387,382)
     Add interest expense on convertible
     demand notes                                                                                 505
     Less dividends on preferred stock:
          Series A
          Series B
                                                    ---------          ---------          -----------            ---------
     Loss applicable to common stock                $(270,968)         $ (44,734)         $(1,981,279)           $(387,382)
                                                    =========          =========          ===========            =========
     Weighted average common shares
     outstanding                                    3,822,555          2,826,371            3,431,896            2,826,371

     Incremental shares attributable to
     conversion of demand notes                                                                 7,268


     Incremental shares attributable to
     outstanding stock options and warrants           909,362            272,769              658,113              272,769
     As adjusted for fully diluted
                                                    ---------          ---------          -----------            ---------
     calculation                                    4,731,917          3,099,140            4,097,776            3,099,140
                                                    =========          =========          ===========            =========
     Loss per common and common
     equivalent share:
          Primary                                   $   (0.07)         $   (0.02)         $     (0.58)           $   (0.14)
          Fully-Diluted (1)                             (0.06)             (0.01)               (0.48)               (0.12)




(1) This calculation is submitted in accordance with Regulation S-K; although it is contrary to paragraphs 14, 30 and 40 of Accounting Principles Board Opinion No. 15 because it produces an antidilutive result.